Exhibit 99.1

ABIOMED ANNOUNCES Q3 FY 2019 RECORD REVENUE OF $201 MILLION,
UP 30% OVER PRIOR YEAR

Achieved Record Operating Margin of 31%

DANVERS, Mass. — January 31, 2019 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart recovery and support technologies, today reported third quarter fiscal 2019 revenue of $200.6 million, an increase of 30% compared to revenue of $154.0 million for the same period of fiscal 2018. Third quarter fiscal 2019 GAAP net income was $44.9 million or $0.97 per diluted share, up 235% compared to GAAP net income of $13.4 million or $0.29 per diluted share for the same period of fiscal 2018.

Recent financial and operating highlights include:

•	Worldwide Impella® heart pump revenue for the quarter totaled $193.3 million, an increase of 31% compared to revenue of $148.0 million during the same period of fiscal 2018.

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U.S. Impella product revenue for the quarter totaled $165.7 million, an increase of 27% compared to revenue of $130.7 million during the same period of fiscal 2018 with U.S. patient usage of the Impella heart pumps up 24%.

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Outside the U.S., Impella product revenue for the quarter totaled $27.5 million, an increase of 59% compared to revenue of $17.3 million during the same period of fiscal 2018, due to strength in Germany and Japan. In Japan, revenue was $5.4 million, an increase of 391% compared to the same period of the prior year.

•	Gross margin for the third quarter fiscal 2019 was 83.0% compared to 83.8% during the same period of fiscal 2018.

•	Operating income for the third quarter fiscal 2019 was $62.4 million, or 31.1% operating margin, compared to $44.8 million, or 29.1% operating margin in the same period of fiscal 2018.

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Third quarter fiscal 2019 GAAP net income was $44.9 million or $0.97 per diluted share, an increase of 235% compared to GAAP net income of $13.4 million or $0.29 per diluted share for the same period of fiscal 2018. The prior year included an income tax expense charge of $22.0 million, or $0.48 per diluted share due to the enacted U.S. Tax Cuts and Jobs Act.

•	As of December 31, 2018, the company had $458.2 million of cash and marketable securities and no debt.

•	The company has supported more than 100,000 patients world-wide with its Impella® heart pumps.

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In November 2018, the company announced that the FDA STEMI DTU safety study found unloading the left ventricle for 30 minutes prior to reperfusion in heart attack patients is safe and feasible in a clinical trial and appeared to reduce infarct size as a percentage of area at risk among patients with a ST sum greater than 6. The company is moving forward with an FDA pivotal randomized controlled trial.

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On January 15, 2019, the company celebrated one year of Impella use in Japan by hosting a seminar for media in Tokyo. The company announced by the end of December 2018, 48 hospitals were using Impella in Japan. Additionally, a leading Japanese surgeon and interventional cardiologist spoke about the benefits of Impella and heart recovery and shared the story of a patient who was treated in Japan.

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In January 2019, the company presented at the 37th Annual J.P. Morgan Healthcare Conference. A webcast of the presentation with automatic slide advance and animations is available on the investor section of our website and at: http://www.abiomed.com/jpmorgan.

“We are proud of our 100,000th patient milestone and we will continue to grow the field of heart recovery and improve patient outcomes by partnering with our customers to use real-world data to identify and validate best practices and protocols,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed, Inc. “We remain focused on disciplined execution and sustainable growth so that even more patients around the world can benefit from heart recovery.”

FISCAL YEAR 2019 OUTLOOK

As previously announced, the company increased its 2019 revenue guidance to $780 million, up from a range of $765 million to $770 million, an increase in revenue of approximately 31% from the prior year. The company is now updating its fiscal year 2019 guidance for GAAP operating margin to the range of 29% to 29.5%. This compares to the company’s prior fiscal 2019 guidance of 28% to 30%.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the results at 8:00 a.m. EST on Thursday, January 31, 2019. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://edge.media-server.com/m6/p/kxrqfpvz or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 12:00 p.m. EST January 31, 2019 through 12:00 p.m. EST on February 7, 2019. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 2499899.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support.  Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. To learn more about the Impella platform of heart pumps, including their approved indications and important safety and risk information associated with the use of the devices, please visit: www.protectedpci.com.

The ABIOMED logo, ABIOMED, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella Connect, and Recovering hearts. Saving lives. are registered trademarks of ABIOMED, Inc. in the U.S. and in certain foreign countries.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the unpredictability of future operating results, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Ingrid Goldberg	Tom Langford
Director, Investor Relations	Director, Communications & Public Relations
978-646-1590	978-882-8408
ir@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	December 31, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$84,181	$42,975
Short-term marketable securities	373,975	319,274
Accounts receivable, net	88,215	70,010
Inventories	71,808	50,204
Prepaid expenses and other current assets	10,549	11,808
Total current assets	628,728	494,271
Long-term marketable securities	-	37,502
Property and equipment, net	138,455	117,167
Goodwill	33,260	35,808
In-process research and development	15,516	16,705
Long-term deferred tax assets, net	96,450	70,746
Other assets	44,707	14,176
Total assets	$957,116	$786,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,179	$23,565
Accrued expenses	51,721	46,147
Deferred revenue	15,080	14,970
Total current liabilities	92,980	84,682
Other long-term liabilities	1,185	776
Contingent consideration	10,583	10,490
Long-term deferred tax liabilities	838	903
Total liabilities	105,586	96,851
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	451	444
Authorized - 100,000,000 shares; Issued - 46,959,653 shares at December 31, 2018 and 46,100,649 shares at March 31, 2018
Outstanding - 45,058,049 shares at December 31, 2018 and 44,375,337 shares at March 31, 2018
Additional paid in capital	676,171	619,905
Retained earnings	325,513	140,457
Treasury stock at cost - 1,901,604 shares at December 31, 2018 and 1,725,312 shares at March 31, 2018	(138,289)	(67,078)
Accumulated other comprehensive loss	(12,316)	(4,204)
Total stockholders' equity	851,530	689,524
Total liabilities and stockholders' equity	$957,116	$786,375

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Revenue	$200,563	$154,022	$562,351	$419,313
Costs and expenses:
Cost of product revenue	34,023	24,994	94,718	68,483
Research and development	23,965	17,706	67,955	54,027
Selling, general and administrative	80,220	66,556	240,254	187,233
	138,208	109,256	402,927	309,743
Income from operations	62,355	44,766	159,424	109,570
Other income:
Investment income, net	2,175	969	5,397	2,385
Other (expense) income, net	(20)	(81)	10	(25)
	2,155	888	5,407	2,360
Income before income taxes	64,510	45,654	164,831	111,930
Income tax provision (benefit) (1)	19,648	32,208	(20,225)	36,607
Net income	$44,862	$13,446	$185,056	$75,323

Basic net income per share	$1.00	$0.30	$4.13	$1.71
Basic weighted average shares outstanding	45,046	44,247	44,852	44,095

Diluted net income per share (2)	$0.97	$0.29	$4.01	$1.65
Diluted weighted average shares outstanding	46,136	45,869	46,147	45,731
(1) Income tax benefit includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets	$—	$21,957	$—	$21,957
Excess tax benefits related to stock-based compensation awards	(1,704)	(3,214)	(68,469)	(24,490)
	$(1,704)	$18,743	$(68,469)	$(2,533)
(2) Diluted net income per share includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets	$—	$0.48	$—	$0.48
Excess tax benefits related to stock-based compensation awards	(0.04)	(0.07)	(1.48)	(0.54)
	$(0.04)	$0.41	$(1.48)	$(0.06)